EXHIBIT 99.2

TRACON Pharmaceuticals Presents Positive Updated Phase 1b Results for TRC105 in Combination with Inlyta® at the 2015 Kidney Cancer Association Meeting

Median progression free survival in clear cell renal cell carcinoma was double that expected with Inlyta as a single agent

Objective response rate was 29% (5 of 17) in patients with metastatic renal cell carcinoma

San Diego, CA — November 6, 2015 — TRACON Pharmaceuticals (NASDAQ:TCON), a clinical stage biopharmaceutical company focused on the development and commercialization of novel targeted therapeutics for cancer, wet age-related macular degeneration and fibrotic diseases, today announced updated positive results from a Phase 1b clinical trial combining TRC105 with Inlyta® (axitinib) in patients with advanced or metastatic renal cell carcinoma (RCC). Data were presented at the 2015 Kidney Cancer Association meeting in Miami, Florida.

The open-label dose escalation and expansion Phase 1b study enrolled patients who had received at least one prior line of therapy with a VEGF receptor tyrosine kinase inhibitor (VEGFR TKI).  The median number of prior therapies was three (range of one to six). All patients in the trial received a combination of TRC105 and Inlyta. Data are summarized in the table below.

Summary of Phase 1b Results for TRC105-Inlyta Combination

Patients	ORR	Stable Disease	Overall Disease Control	Median PFS	Median PFS in Clear Cell RCC Subset
N = 17	29% (5/17)	59% (10/17)	88% (15/17)	8.4 months	9.6 months

For comparison, the objective response rate seen in the large subgroup of VEGFR TKI-refractory patients treated with Inlyta (n=194) in the Inlyta AXIS Phase 3 study in second line clear cell RCC patients (a separate trial) was 11.3%, and median progression-free survival (PFS) was 4.8 months.

All patients in TRACON’s Phase 1b study have now completed treatment and the randomized Phase 2b TRAXAR clinical trial of TRC105 in combination with Inlyta is currently enrolling patients with advanced or metastatic RCC. The poster presentations will be available on the Publications page under the News section of the TRACON website at www.traconpharma.com.

“These Phase 1b data underscore the potential value of simultaneously targeting endoglin with TRC105 in combination with a VEGF inhibitor to improve outcomes in patients with metastatic renal cell carcinoma,” said Charles Theuer, M.D., Ph.D, president and CEO of TRACON. “The addition of TRC105 may provide meaningful improvement in response rate, and most importantly, progression-free survival as compared to treatment with Inlyta alone, and we look forward to sharing data from the Phase 2b TRAXAR study when they become available, which is expected in late 2016.”

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The following key additional data from the study were also presented at the meeting:

•                  The recommended Phase 2 dose of TRC105 of 10 mg/kg dosed weekly was well-tolerated with Inlyta and no dose limiting toxicities were observed.  The most common adverse events were low grade epistaxis, headache, fatigue, diarrhea, and gingival bleeding.

•                  Common adverse reactions expected with Inlyta treatment as a single agent such as diarrhea, hypertension, palmar-plantar erythrodysesthesia, and proteinuria, did not increase in frequency or severity when combined with TRC105.

•                  None of the partial responding patients had previously responded to first line treatment with a VEGFR TKI:

•                  One fourth line patient received previous treatment with high dose IL-2, pazopanib and an immune checkpoint inhibitor. This patient’s best response to their last line of treatment was stable disease for 3.7 months. This patient received treatment with TRC105 in combination with Inlyta for 14 months.

•                  One fourth line patient received previous treatment with sunitinib and two lines of everolimus treatment. This patient’s best response to their last line of treatment was stable disease for 34 months. This patient received treatment with TRC105 in combination with Inlyta for 16.9 months.

•                  One fourth line patient received previous treatment with sunitinib, pazopanib and an immune checkpoint inhibitor. This patient’s best response to their last line of treatment was stable disease for 7.4 months. This patient received treatment with TRC105 in combination with Inlyta for 11.3 months.

•                  One second line patient received previous treatment with sunitinib. This patient’s best response to their last line of treatment was progressive disease after 5.7 months. This patient received treatment with TRC105 in combination with Inlyta for 11.3 months.

•                  One fourth line patient received previous treatment with temsirolimus, sunitinib and pazopanib.  This patient’s best response to their last line of treatment was progressive disease after 3.5 months. This patient received treatment with TRC105 in combination with Inlyta for 9.6 months.

About the TRAXAR Phase 2b Clinical Trial in RCC

The Phase 2b TRAXAR clinical trial is a multicenter, open-label, randomized clinical trial of TRC105 in combination with Inlyta in patients with advanced or metastatic RCC.  The primary endpoint of the Phase 2b study is progression-free survival.  The company expects to enroll approximately 150 patients who have failed one prior VEGF inhibitor in the study.  Patients may have also failed one prior mTOR inhibitor and one prior immunotherapy.  For additional information on this clinical trial, please visit www.clinicaltrials.gov, identifier NCT01806064.

About TRC105

TRC105 is a novel, clinical stage antibody to endoglin, a protein overexpressed on proliferating endothelial cells that is essential for angiogenesis, the process of new blood vessel formation. TRC105 is currently being studied in multiple Phase 2 clinical trials sponsored by both TRACON and the National Cancer Institute for the treatment of multiple solid tumor types in combination with VEGF inhibitors. TRC105 is also being developed in combination with VEGF inhibitor treatments in wet AMD. For more information about the clinical trials, please visit TRACON’s website at http://www.traconpharma.com/clinical_trials.php.

About TRACON

TRACON develops targeted therapies for cancer, ophthalmic and fibrotic diseases. TRACON’s pipeline includes two clinical stage product candidates: TRC105, an endoglin antibody that is being developed for the treatment of multiple cancers and wet AMD through a collaboration with Santen Pharmaceutical Company Ltd., and TRC102, a small molecule that is being developed for the treatment of lung cancer and glioblastoma. To learn more about TRACON and its product candidates, visit TRACON’s website at www.traconpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the expected size of and availability of data from the on-going Phase 2b study of TRC105 in combination with Inlyta and the potential for TRC105 as a treatment for cancer or age-related macular degeneration.  Forward-looking statements speak only as of the date of this press release and TRACON does not undertake any obligation to update or revise these statements, except as may be required by law.  These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and actual results may differ materially from those in these forward-looking statements as a result of various factors.  These factors include, but are not limited to, risks regarding whether results of subsequent studies will be consistent with results of the Phase 1b study of TRC105 in combination with Inlyta, TRACON’s ability to identify and enroll patients in the on-going Phase 2b study, potential delays in completing the on-going Phase 2b study and whether TRC105 will be shown to be safe and effective in subsequent studies.  For a further description of these and other risks facing TRACON, please see the risk factors described in TRACON’s filings with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in those filings.  Forward-looking statements speak only as of the date of this press release and TRACON undertakes no obligation to update or revise these statements, except as may be required by law

Company Contact:	Investor Contact:
Casey Logan	Andrew McDonald
Chief Business Officer	LifeSci Advisors LLC
(858) 550-0780 ext. 236	646-597-6987
clogan@traconpharma.com	Andrew@lifesciadvisors.com